Exhibit (n)(1)
LETTER OF CONSENT
     We hereby consent to the reference to (i) our firm’s name and the name of Buyouts Magazine, and (ii) our reports relating to(1) the average U.S. high-yield debt deal size as of December 31, 2009, and (2) U.S. buyout fund commitments in the Registration Statement on Form N-2 of Medley Capital Corporation dated May 3, 2010 and any amendments thereto.

Very truly yours,
/s/ Thomson Renters (Markets) LLC
Thomson Renters (Markets) LLC

May 3, 2010
New York, New York